CODE OF ETHICS

Walter Scott has a strong ethics and compliance culture and has established policies and procedures to ensure that it meets regulatory, legal and best practice requirements together with maintaining high fiduciary standards in the management of its clients’ assets. Employees of Walter Scott bear a fiduciary responsibility to its clients and are therefore responsible for knowing, understanding and following the firm’s policies and procedures.

Walter Scott has adopted a Code of Ethics that is made up of three parts:

1.  BNY Mellon Code of Conduct and Interpretative Guidance (the “BNY Mellon Code”);

2.  BNY Mellon Personal Securities Trading Policy (the “PSTP”)

3.  Walter Scott Personal Securities Trading Policy.

1. BNY MELLON CODE

The BNY Mellon Code provides to employees the framework and sets the expectations for business conduct. In addition, it clarifies our responsibilities to clients, employees, suppliers, government officials, competitors and the communities we serve and outlines important legal and ethical issues:

1.  Respecting Others: mutual respect and professional treatment; harassment-free environment; and safety and security.

2.  Avoiding Conflicts: gifts and entertainment; outside employment and business dealings; outside service as a director, officer or general partner; ownership of an outside business;

fiduciary appointments; personal investment decisions; dealing with family and close personal friends; and corporate opportunities.

3.  Conducting Business: fair competition and anti-trust; anti-corruption and improper payments; and combating financial crime and money laundering.

4.  Working with Governments: knowing the restrictions or limitations on presenting and receiving hospitality; observing a ‘higher standard of care’; and cooperating with government investigations and audits.

5.  Protecting Company Assets: financial integrity; additional standards for senior financial professionals; protecting client and employee records and observing privacy principles; records management; use of computers, systems and corporate information; and inside or proprietary information.

6.  Supporting our Communities: political activities; investor and media relations; charitable contributions and corporate sponsorship; participating in trade associations, and conferences and speaking engagements.

All employees are bound by the BNY Mellon Code and must sign their acceptance of this on joining the firm.

2. BNY MELLON PERSONAL SECURITIES TRADING POLICY

The PSTP is designed to reinforce our reputation for integrity by avoiding even the appearance of impropriety and to ensure compliance with applicable laws in the conduct of our business. The PSTP sets forth procedures and limitations that govern the personal securities transactions of our employees in accounts held in their own names as well as accounts in which they have indirect ownership. All employees other than Facilities, are classified as Monitored Employees and must follow the approved broker requirements contained within the BNY Mellon policy.

3. WALTER SCOTT PERSONAL SECURITIES TRADING POLICY

In addition to the PSTP we have a more restrictive policy regarding personal securities trading which prevents employees from having discretion to purchase single equities with the exception of BNY Mellon stock. Compliance with the personal securities trading rules is a condition of employment and our employees must, therefore, be familiar with them. Employees can invest in two UK based funds which are sponsored by BNY Mellon with us acting as investment advisor. One of these funds is also utilised as part of the long-term incentive plan.

3.1 DISCLOSURE / PRE - CLEARANCE

Existing holdings, which must be disclosed within 10 calendar days of joining the firm, may be retained or, following pre-clearance, sold at a later date.

3.2 PRE-CLEARANCE REQUIRED

For all buys and sells pre-clearance is required with the following exception. Pre-clearance is not required for unit trusts and OEICs except for those being managed

Effective 1 April 2018. Revised 19 January 2022.

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CODE OF ETHICS

by any BNY Mellon affiliate (known as “Proprietary Funds”). This only relates to unit trusts and OEICs not investment trusts or ETFs. Investment trusts and ETFs must be pre-cleared and included in the quarterly reporting as described below.

3.3 PROHIBITED INVESTMENTS

Our employees may not invest in:

•  individual securities other than BNY Mellon stock;

•  rights issues on individual securities;

•  collective investment vehicles where we act as the sub-adviser (except the BNY Mellon Long Term Global Equity Fund and the BNY Mellon Global Leaders Fund where Walter Scott is the investment manager);

•  convertible bonds;

•  custom made ETFs or ISAs;

•  spread betting on securities, currencies or indices;

•  or derivative instruments based on individual securities.

3.4 REPORTING

Our employees must attest quarterly both on any trading activity during the quarter (excluding non- affiliated unit trusts and OEICs) plus their total holdings as at the end of the reporting period within 30 calendar days. Unit trusts, OEICs (with the exception of those managed by any BNY Mellon affiliates, known as “Proprietary Funds”), and AVCs need not be reported, however the prohibited investments noted above apply. Employees are permitted to open discretionary investment accounts where they are not involved in decisions at the individual security level.

This information is maintained in the Protegent Personal Trading Assistant system provided by BNY Mellon. This system is monitored by the BNY Mellon Employee Compliance/Securities Trading Conduct group. Within the PTSP, certain employees (Facilities) are not required to maintain information in the Protegent

Personal Trading Assistant system. In these instances, this information is retained by the Walter Scott Risk & Compliance team.

All employees must verify an annual declaration confirming acceptance of the BNY Mellon Code, the PTSP and the Walter Scott Personal Securities Trading Policy and that no violation of those policies has occurred during the period.

3.5 PRIVATE PLACEMENTS

Investments in private placements, i.e. shares in private companies, partnerships and investments in family owned businesses, must receive prior written approval from both Walter Scott and the BNY Mellon Employee Compliance/Securities Trading Conduct group.

3.6 SHORT TERM TRADING / DISGORGEMENT

Our employees are prohibited from engaging in short-term trading (i.e. selling and purchasing BNY Mellon securities within any 60 calendar day period) with any profits being disgorged.

4. OWNERSHIP

This statement is owned by Walter Scott’s Risk and Compliance Committee.

A copy of these policies will be provided upon request.

WALTER SCOTT & PARTNERS LIMITED, ONE CHARLOTTE SQUARE, EDINBURGH EH2 4DR

TEL: +44 (0)131 225 1357. FAX: +44 (0)131 225 7997

                         WWW.WALTERSCOTT.COM

Registered in Scotland 93685. Registered Office as above. Authorised and regulated by the Financial Conduct Authority.

FCA Head Office: 12 Endeavour Square, London E20 1JN · www.fca.org.uk

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